Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: FD Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

West Announces Fourth Quarter and Full Year 2007 Results

- Annual Sales Exceed $1 Billion -

- Earned $2.06 per Diluted Share in 2007, $2.37 Excluding Items -

- $0.19 per Diluted Share in the 4th Quarter, $0.51 Excluding Items -

- Conference Call at 9 a.m. EST today -

Lionville, PA February 21, 2008 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced the results of operations for the three months and year ended December 31, 2007. Fourth quarter reported results included pre-tax charges of $17.8 million, or $11.3 million after tax, for the combined effects of restructuring and impairment charges and for the effects of tax contingencies and offsetting tax benefits, or a combined $0.32 per diluted share. Quarterly results including and adjusted to exclude those items are as follows:

	Three Months Ended December 31
($ millions, except per-share data )	2007	2006

Net Sales	$256.1	$231.9
Gross Profit	70.4	66.5
Reported Operating Profit	7.6	20.9
Adjusted Operating Profit	25.4	20.9
Reported Earnings per Diluted Share from Continuing Operations	$0.19	$0.43
Adjusted Earnings per Diluted Share from Continuing Operations	$0.51	$0.43

For the full year, revenues were $1,020.1 million and reported earnings per diluted share were $2.06, or an adjusted $2.37 per diluted share excluding certain items. Adjusted results are non-GAAP financial measures and the items excluded from the adjusted results are more fully described under the heading “Restructuring, Impairment and Other Charges,” in the accompanying tables, and elsewhere in this release.

“In 2007 West continued to deliver strong fundamental operating results, with revenues surpassing $1 billion for the first time,” said Donald E. Morel Jr. Ph.D., the Company’s

Chairman and Chief Executive Officer. “Despite several challenges in the second half of the year, we successfully executed against our expansion plan while meeting record demand, strengthening our balance sheet, and continuing to grow our investment in innovation in order to capitalize on future growth opportunities. More importantly, demand remains strong in critical therapeutic markets and across our key product lines as we begin 2008.”

Outlook for 2008

The Company expects 2008 sales growth of 3% to 5% over reported 2007 sales, producing expected sales of between $1,050.0 million and $1,070.0 million, compared to $1,020.1 million in 2007. The Company expects adjusted earnings per diluted share, exclusive of restructuring costs, to be between $2.40 and $2.50 for 2008, compared to $2.37 in 2007.

“I firmly believe we will be able to deliver higher sales which should result in improved earnings compared with 2007 adjusted results. The successful implementation of restructuring within the Tech Group, normalized utilization at Tech’s new Michigan facility, and our ability to improve efficiency in our Pharmaceutical Systems business as new capacity begins to come on-line, will be important factors in achieving our revenue and operating performance goals in 2008,” said Dr. Morel. “We will continue investing in expansions of facilities in Europe, Asia and North America; constructing a new facility in China; improving critical information systems; further augmenting our R&D efforts; and introducing several new products to our customers. I remain confident that the combination of stable growth in our core business, geographic expansion of that business and the introductions of new products will lead to improved results and accelerating sales growth over the next five years.”

Included in the consolidated 2008 sales estimates are:

•	Expected Pharmaceutical Systems segment revenues of between $790.0 million and $810.0 million, compared to $741.8 million in 2007.
•	Expected Tech Group segment revenues, before inter-segment eliminations, of between $260.0 million and $270.0 million, compared to $289.2 million in 2007.

Continuing sales growth is expected to outpace and more than offset the anticipated $50 million to $60 million of aggregate sales declines attributable to the Exubera® inhalable insulin device, slower sales of high-value components for Erythropoietin Stimulating Agent, or “ESA”, drugs used to treat anemia in cancer and dialysis patients, and diagnostic components that the Company will no longer manufacture. The circumstances affecting sales of those products occurred during the second half of 2007. Consequently, the associated adverse effects on comparisons of 2008 interim results to comparable 2007 periods are expected to be more pronounced early in 2008 and to decline as the year progresses.

The Company expects 2008 sales to generate a consolidated gross profit margin of approximately 30%, compared to the 2007 gross margin of 28.6%. Consolidated gross margin is forecast to improve as a result of a disproportionate increase in revenue from higher-margin Pharmaceutical Systems products in relation to both lower margin disposable medical device components within the Pharmaceutical Systems segment and to Tech Group segment sales.

Included in the consolidated gross margin estimates are:

•	Expected increase in Pharmaceutical Systems segment gross margins from 34.5% in 2007 to 35.0% in 2008.
•	Expected increase in Tech Group segment gross margins from 12.3% in 2007 to approximately 13.3% in 2008

Other principal assumptions underlying the Company’s 2008 estimates are:

•	Adjusted 2008 results exclude the further costs for restructuring pursuant to the plan announced in the fourth quarter of 2007, which are estimated to be $8.6 million in 2008.
•	Research and development spending is expected to increase from $16.1 million in 2007 to approximately $20.0 million in 2008.
•	Costs associated with implementing upgraded regional and corporate information technology systems, which are expected to be approximately $5.0 million higher in 2008.
•	The Company’s guidance reflects an estimate of $1.1 million of stock-based compensation expense associated with anticipated share price appreciation in 2008.
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An expected effective tax rate on income from consolidated operations of 28% before the effects of restructuring, or the impact, if any, of unusual items, or changes to tax contingencies and valuation reserves relating to prior years’ income tax provisions, compared to 28.7% in 2007.

•	Fully diluted earnings per share are expected to be impacted by a net increase in the fully diluted share count of up to 500,000 compared to the full year 2007 calculation.
•	Assumptions concerning currency valuation for 2008, most significantly the Euro, which is reflected in the Company’s estimates at $1.40 per Euro.

The Company’s guidance is based on its current expectations regarding 2008, and actual results can be significantly affected by variability in sales dollars, volume and product mix, among other risks. Investors are directed to a non-exclusive listing of risk factors at the end of this press release and in the Company’s Form 10-Q, Form 10-K and Form 8-K reports.

Fourth Quarter Results

Consolidated revenue in the fourth quarter of 2007 was $256.1 million, up from $231.9 million in the fourth quarter of 2006, a 10.5% increase, of which 5.9 percentage points were due to currency as the Company’s foreign operations continued to benefit from the weaker US dollar. The consolidated gross profit margin was 27.5% in the quarter, or 1.2 percentage points lower than in the prior year quarter due to production cost inefficiencies in both segments, more significantly in the Tech Group. Reported quarterly operating profit of $7.6 million included combined charges of $17.8 million for restructuring, impairment and tax-contingency charges. Excluding those items, consolidated operating profit was $25.4 million, compared to $20.9 million in the prior year quarter.

Restructuring, Impairment and Other Charges

Reported fourth quarter 2007 results include a $12.9 million non-cash charge for the impairment of the entire net book value assigned to the Company’s contract with Nektar Therapeutics following Pfizer, Inc.’s decision to exit the marketing of Exubera. The Company recently concluded an agreement with Nektar Therapeutics under which the Company will be reimbursed for its tangible investments in and the cost of maintaining and, if necessary, closing the operation.

During the quarter, the Company announced a restructuring of operations in the Tech Group segment, incurring $3.4 million of restructuring costs during the fourth quarter, with the expectation that an additional $8.6 million of costs will be incurred, primarily in 2008. Pursuant to the restructuring plan, two tool production operations will be consolidated, engineering operations will be reduced, certain production activities will be rationalized and a production facility will be closed. The restructuring is expected to yield cost savings and production efficiencies beginning in 2008.

The Company also recognized an additional $1.5 million pre-tax charge in the fourth quarter associated with the conclusion of several tax contingencies relating to its operations in Brazil and for which it recognized an $8.6 million pre-tax charge in the third quarter. Those effects were substantially offset by the recognition of several discrete tax benefits relating to prior years.

Results including and excluding the effects of these items are provided in this release and accompanying tables in order to aid investors in the analysis and the comparison of results to other periods. The results excluding the effects of these items are not in conformity with US Generally Accepted Accounting Principles, or GAAP, and are “non-GAAP” measures. These are included as a supplement to, and not as a substitute for GAAP results.

Pharmaceutical Systems Segment

Sales in the Pharmaceutical Systems segment were $187.3 million in the three months ended December 31, 2007, up from $164.0 million in the comparable 2006 period, a 14.2% increase. Currency accounted for 7.4 percentage points of the increase, as approximately 64% of segment sales are in currencies other than the US dollar and benefited from relatively stronger local currencies. Product sales gains were primarily in pharmaceutical packaging components. Excluding currency effects, nearly half of the sales increase was attributable to products employing the Company’s coating technologies and Westar processing, which again grew at a faster pace than standard pharmaceutical packaging and disposable device components. Higher sales of the Company’s TrimTec® IV container closure also contributed to the increase.

Stronger Pharmaceutical Systems sales yielded a gross profit of $62.1 million, up from $55.8 million in the prior year quarter. Gross profit margin was 0.8 percentage points lower than in the fourth quarter of 2006, at 33.2%. The lower margin was explained by higher production costs for overtime, maintenance and repairs in production units that have been producing at levels exceeding their optimal capacity utilization, primarily in European and Asian plants, including those undergoing expansion. There were also incremental costs in the North American production facilities associated with planned information technology upgrades. Material and energy costs were not a significant factor in the margin decline.

Segment selling, general and administrative (SG&A) costs were higher due to currency effects on foreign operating costs, higher compensation and increased outside service costs, primarily associated with information technology projects. Those increases were partially offset by lower incentive compensation and insurance costs. Overall SG&A in the segment was 13.7% of sales in the quarter, a decrease of 0.6 percentage points from the prior year period, and operating profit grew from $29.2 million in the 2006 period to $31.5 million in the fourth quarter of 2007.

The Tech Group Segment

Sales in the Tech Group segment were $71.1 million, or $1 million higher than in the prior year period. Increased sales of insulin pens, an intra-nasal device and several personal care products overcame slower sales of several products, most notably the Exubera inhalable insulin device.

Gross profit in the segment declined $2.4 million compared to the prior year period, to $8.3 million, and gross margin was 11.7% compared to 15.3% in the prior year quarter. The declines were attributed to the lower revenue from the relatively high margin Exubera business and to plant inefficiencies, which accounted for 2.7% of the decline and relate primarily to under-utilization of the segment’s new Michigan facility. As a result of the foregoing and SG&A costs that increased by approximately $0.5 million over the prior year quarter, the segment’s operating profit declined from $5.0 million in the prior year period to $2.4 million in the current year period.

Corporate and Other Items

General and administrative costs were significantly lower in the fourth quarter. The decline was attributed to $3.3 million of lower stock-based compensation expense,

primarily the effect of a decline in the Company’s share price in the current quarter and an increase in share price in the prior year period, $1.6 million lower annual incentive compensation, and $0.5 million lower US pension expense as a result of plan changes at the beginning of 2007. Consolidated SG&A costs declined from 18.0% of sales in the fourth quarter of 2006 to 15.5% in the current period. Excluding the pre-tax charges and income tax effects of the restructuring and intangible asset impairment charges, and the effects of changes in Brazilian tax contingencies and offsetting tax benefits, the effective tax rate was 27.2% in the quarter, lowering the annual effective tax rate on adjusted income from continuing operations to 28.7%.

Fourth Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial (888) 843-9981 or (210) 839-8506. The passcode is WST.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investor” section. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, March 6, 2008, by dialing (800) 964-1213 or (203) 369-3655 and entering conference ID# 9215772

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Safe Harbor Statement

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements. West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;
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competition from other providers in the Company’s businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;
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the timing, regulatory approval and commercial success of customer products that incorporate our products, including relevant third-party reimbursement for prescription products, medical devices and components and medical procedures in which those products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;
•	maintaining or improving production efficiencies and overhead absorption;
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the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities ;

•	dependence on third-party suppliers and partners, including our Japanese partner Daikyo Seiko, Ltd.;
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the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;
•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases;
•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying the Company for the cost of such claims;

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;
•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;
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dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;
•	changes in tax law or loss of beneficial tax incentives;
•	the conclusion of unresolved tax positions consistent with currently expected outcomes;
•	the timely execution and realization of savings anticipated by the restructuring plan for certain operations and functions of The Tech Group, announced in December 2007;

and other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our Registration Statement on Form 10-K filed with the SEC on March 1, 2007. You should evaluate any statement in light of these important factors.

Westar® is a registered trademark of West Pharmaceutical Services, Inc.

Exubera® is a registered trademark of Pfizer, Inc.